UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):  April 17, 2008

REDDY ICE HOLDINGS, INC.

Delaware	001-32596	56-2381368
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

8750 North Central Expressway, Suite 1800

Dallas, Texas 75231
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(214) 526-6740

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Reddy Ice Holdings, Inc., a Delaware corporation (the “Company”), entered into a letter agreement dated as of April 17, 2008 (the “Letter Agreement”) with Shamrock Activist Value Fund, L.P. (“SAVF”) and certain of SAVF’s affiliates (SAVF and such affiliates are collectively referred to as “Shamrock”), pursuant to which two Shamrock nominees, Christopher S. Kiper, a Vice President of Shamrock Capital Advisors (“SCA”), and Michael H. Rauch, an attorney with the law firm of Fried, Frank, Harris, Shriver & Jacobson LLP (“Fried Frank”), have been designated by Shamrock and appointed to the Company’s Board of Directors (the “Board”).

The description of the terms of the Letter Agreement included under Item 5.02 is incorporated by reference into this Section 1.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Company entered into the Letter Agreement, dated as of April 17, 2008, with Shamrock, pursuant to which two Shamrock designees, Christopher S. Kiper, a Vice President of SCA and Michael H. Rauch, an attorney with Fried Frank, have been designated by Shamrock and appointed to the Board.

The Letter Agreement provides that, for the period from April 17, 2008 until the earlier of December 1, 2009 and the date on which Shamrock owns less than 5% of the Company’s outstanding common stock (such period, the “Effective Period”), Shamrock will have the right to designate two members of the Board.  Shamrock’s designees will be included in the Board’s proxy slates nominated for election to the Board during the Effective Period.  The Letter Agreement also provides that during the Effective Period, Shamrock (i) will support the Board’s proxy slates and not support or participate in any “withhold the vote” or similar campaign, (ii) will not propose any proxy resolutions or conduct any proxy solicitations and (iii) will propose nominees or proxy resolutions only to the Board and its committees.

The Company has agreed that, during the Effective Period, it will not, without SAVF’s consent, (i) change the size of the Board, other than as contemplated by the Letter Agreement, (ii) amend its certificate of incorporation or bylaws, (iii) select a date earlier than December 1, 2009 as the deadline for advance notice to the Company of stockholder proposals with respect to the Company’s 2010 annual stockholders meeting or (iv) enter into any agreement to do any of the foregoing.

Pursuant to the Letter Agreement, the size of the Board was expanded to seven directors and Messrs. Kiper and Rauch have been appointed to fill the resulting vacancies.

•                  Christopher S. Kiper, 37.  Mr. Kiper is a Vice President of SCA, a private investment vehicle of the Roy Disney family.  Mr. Kiper is a senior portfolio manager for the Shamrock Activist Value Fund.  Prior to joining SCA in 2007, Mr. Kiper founded and operated Ridgestone Small Cap Value Fund, a small cap activist value fund within Ridgestone Corporation.  Mr. Kiper worked at Ridgestone Corporation from 2000 to 2007.  He previously served in a variety of operational and financial roles with Global Crossing from 1998 to 2000 and as an auditor with Ernst & Young from 1994 to 1998.  Mr. Kiper is a graduate of the University of Nebraska and is a Certified Public Accountant.

•                  Michael H. Rauch, 69.  Mr. Rauch is Of Counsel to the law firm of Fried Frank.  Mr. Rauch joined Fried Frank in 1968, was a partner of the firm from 1972 to 2004 and served as co-managing partner of the firm from 1998 to 2003.  Mr. Rauch holds a Bachelor of Arts degree from Princeton University and an LL.B. from Harvard Law School.

The membership of the Board’s committees has also been modified as a result of the appointment of Messrs. Kiper and Rauch as directors.  Effective April 17, 2007, (i) the Compensation Committee consists of Mr.

Theodore Host, Mr. Robert Verdecchio and Mr. Kiper, with Mr. Host as its chairman; (ii) the Audit Committee consists of Mr. Tracy Noll, Mr. Michael McGrath, Mr. Verdecchio and Mr. Kiper, with Mr. Verdecchio as its chairman; (iii) the Corporate Governance and Nominating Committee consists of Messrs. McGrath, Host and Rauch, with Mr. McGrath as its chairman; and (iv) the Special Committee consists of Messrs. Host, McGrath, Verdecchio, Kiper, Rauch and Noll, with Mr. Verdecchio as its chairman.

Messrs. Kiper and Rauch will be entitled to compensation as directors in accordance with the Company’s existing policies for non-management directors.  In addition to an annual retainer fee of $30,000, they will receive $2,500 per annum for each committee on which they serve ($5,000 in the case of the Audit Committee).  Messrs. Kiper and Rauch will also receive grants of restricted stock units in accordance with the Company’s existing policies for non-management directors.

In addition, Tracy Noll has announced his intention to retire from the Board when his current term ends at the Company’s annual meeting in May 2008.  It is contemplated by the Letter Agreement that the Board will be reduced in size to six directors upon Mr. Noll’s retirement.  The Board may be expanded to seven members if a new chief executive officer is named during the Effective Period.

The Company issued a press release on April 17, 2008 (the “Press Release”) announcing the execution of the Letter Agreement and the appointment of Messrs. Kiper and Rauch.  A copy of the Press Release is attached hereto as Exhibit 99.1.

A copy of the Letter Agreement is attached hereto as Exhibit 99.2 hereto, and the description above is qualified by reference to the full agreement as attached.

Item 8.01 Other Events.

On April 17, 2008, the Company announced in the Press Release that it has retained an executive search firm, Spencer Stuart, to identify a new Chief Executive Officer as the next step in the Board’s previously announced ongoing review of the Company’s current management structure.

A copy of the Press Release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)                                  Exhibits.

Exhibit No.	Description

99.1	Press Release

99.2	Letter Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    April 17, 2008

REDDY ICE HOLDINGS, INC.

By:	/s/ Steven J. Janusek
Steven J. Janusek
Chief Financial and Accounting Officer